EXHIBIT 4.(g)


                                                                 CONFORMED COPY

                    PATENT AND TECHNOLOGY LICENSE AGREEMENT

         This PATENT AND TECHNOLOGY LICENSE AGREEMENT (this "Agreement") is made as of the Effective Date (as defined below) by and between Fujitsu Display Technologies Corporation, a Japanese corporation ("FDTC"), and AU Optronics Corporation, a Republic of China corporation ("AUO"). FDTC and AUO are hereinafter also referred to collectively as the "Parties" and individually as a "Party."

                                    RECITALS

         A. FDTC owns certain patents and proprietary technical information covering the Licensed Products (as hereinafter defined);

         B. As part of a strategic alliance to be entered into with FDTC and Fujitsu Limited, a Japanese corporation ("Fujitsu"), AUO wishes to obtain a license with respect to such patents and technical information, and FDTC is willing to grant such a license on the terms and conditions set forth herein; and

         C. The Parties agree that this Agreement will supercede in its entirety the License Agreement between Fujitsu and Acer Display Technology Inc., dated as of June 16, 2000 (the "Prior License Agreement") and the Technology Transfer Agreement between FDTC and AUO dated as of October 16, 2002 (the "Technology Transfer Agreement").

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                                   AGREEMENT

1.       Definitions.

         The following terms when used in this Agreement shall have the following meanings:

         1.1      "Additional Shares" is as defined in the Stock Purchase
Agreement.

         1.2 "Affiliate" means any Person: (a) that is controlled by, controls, or is under common control with a Party (collectively, a "Controlled Person"); or (b) that is controlled by, controls, or is under common control with any such Controlled Person, in each case for so long as such control continues. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies


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(whether through ownership of securities or other ownership interests, by contract or otherwise).

         1.3 "Applicable Law" means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

         1.4      "Confidential Information" is defined in Section 7.1.

         1.5      "Disclosing Party" is defined in Section 7.1.

         1.6      "Disclosure Action" is defined in Section 2.4(c).

         1.7 "Effective Date" means the date on which the Initial Purchase Price (as defined in the Stock Purchase Agreement) paid by AUO is received in the subscription account (betsudan yokin koza) designated by FDTC pursuant to
Section 1.3 of the Stock Purchase Agreement.

         1.8      "Enhancements" is defined in Section 2.4(a).

         1.9 "Filing" means the submission of any documentation, application, filing, registration or the like required to perfect or enforce the Parties' interest in any Enhancement under statutory Intellectual Property Right protection mechanisms, including, without limitation, any correspondence or other communication with any patent or copyright office or other Governmental Authority with respect thereto.

         1.10     "Force Majeure" is defined in Section 9.15.

         1.11 "Governmental Authority" means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

         1.12     "Initial Closing" is as defined in the Stock Purchase
Agreement.

         1.13     "Initial Fee" is defined in Section 3.1.

         1.14 "Intellectual Property Rights" means, collectively, Patents, Trade Secrets, Copyrights, Trademarks, moral rights, trade names, rights in trade dress, and all other intellectual property rights and proprietary rights, whether arising under the laws of Japan, Taiwan (Republic of China) or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing, in each case now existing or hereafter developed during the term of this Agreement. For purposes of this Agreement:


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(a) "Patents" shall mean all patent rights and all right, title and interest in all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications throughout the world; (b) "Trade Secrets" shall mean all right, title and interest in all trade secrets and trade secret rights arising under the laws of any jurisdiction; (c) "Copyrights" shall mean all copyrights, and all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all right, title and interest in related applications and registrations throughout the world; and (d) "Trademarks" shall mean all trademarks and service marks, and all right, title and interest in all trademarks and service marks arising under the laws of any jurisdiction, trademark and service mark registrations and applications therefor, and all right, title and interest in related applications and registrations throughout the world.

         1.15     "LCDs" means liquid crystal displays.

         1.16 "Licensed Patents" means those Patents of FDTC (a) which exist as of the Effective Date, (b) under which FDTC has the right to grant licenses of the scope set forth herein without incurring any obligation to pay any fees, royalties or other consideration to any third party and (c) which are set forth in Exhibit A hereto, and any foreign counterparts to the Patents set forth in Exhibit A which meet the conditions set forth in clauses (a) and (b) of this Section 1.16.

         1.17 "Licensed Product" means (a) LCD panels and (b) LCD modules consisting of a LCD panel assembled with a back light, driver circuit and interface circuit (and not including (i) electronic circuits not commonly included in an LCD module, such as the following: Micro Control Units (MCU), sealing circuits, On Screen Display (OSD) circuits, Analog to Digital converter circuits, AC-DC power circuits, inverter circuits, and audio circuits; and (ii) cabling, connectors, and other mechanical parts not commonly included in an LCD module), now or hereafter made or used, or sold or otherwise disposed of, by or on behalf of AUO that falls within the scope of, or that utilizes any method or process which falls within the scope of, any of the claims of the Licensed Patents, or any of the Licensed Technical Information, or that incorporates, or is itself the subject invention of, any of the Licensed Patents or any of the Licensed Technical Information.

         1.1.8 "Licensed Technical Information" means the Trade Secrets and other proprietary information and know-how of FDTC (a) which FDTC and AUO agree are related to the manufacture of Licensed Products, (b) with respect to which FDTC has the right to grant licenses of the scope set forth herein without incurring any obligation to pay any fees, royalties or other consideration to any third party and (c) which FDTC discloses to AUO pursuant to this Agreement.

         1.19 "Manufacturing Capacity and Foundry Agreement" means that certain Manufacturing Capacity and Foundry Agreement to be entered into by and between FDTC and AUO within a reasonable period after the execution of this Agreement.

         1.20 "Person" means a natural individual, Governmental Authority, partnership, firm, corporation, or other business association or entity.


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         1.21     "R&D Agreement" means that certain Joint Research and
Development and Cost Sharing Agreement by and between FDTC and AUO dated March 10, 2003.

         1.22     "Receiving Party" is defined in Section 7.1.

         1.23     "SEC" is defined in Section 7.3.

         1.24 "Stock Purchase Agreement" means that certain Stock Purchase Agreement to be entered into by and among Fujitsu, FDTC and AUO within a reasonable period after the execution of this Agreement.

         1.25 "Subsidiary" means, as to a Party, any Person in which such Party owns more than fifty percent (50%) of the capital stock of such Person.

         1.26     "Term" is defined in Section 8.1.

         1.27 "Transaction Documents" means this Agreement, the Stock Purchase Agreement, the R&D Agreement, and the Manufacturing Capacity and Foundry Agreement.

         1.28 "Yen" or "(Y)" means Japanese Yen, the legal currency of Japan.

2.       Grant of License

         2.1      License.

         (a) Subject to the terms and conditions of this Agreement, FDTC hereby grants to AUO a royalty-bearing, non-exclusive, non-transferable (except pursuant to Section 9.3), non-sublicensable (except as pursuant to Section 2.2) world-wide license under the Licensed Patents and the Licensed Technical Information, to (a) design, develop and manufacture (but not to have manufactured) the Licensed Products, and (b) sell, offer for sale, import and use the Licensed Products developed and manufactured by AUO, all solely in connection with the conduct of AUO's business in the ordinary course, effective commencing with FDTC's receipt of the Initial Fee as set forth in Section 3.1.

         (b) The term of the license granted to AUO pursuant to Section 2.1(a) shall be effective from FDTC's receipt of the Initial Fee pursuant to
Section 3.1 and Section 3.3 and shall be (i) perpetual, with respect to the Licensed Technical Information, and (ii) effective until the expiration of the last-to-expire Licensed Patent, with respect to the Licensed Patents, subject in the case of each of clauses (i) and (ii) to earlier termination in accordance with Section 8.


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         2.2      Sublicensing.

         (a)                *                .

         (b) In the event that AUO desires to grant a sublicense under any Licensed Patents to any third party, including, without limitation, any subsidiary company of which AUO owns fifty percent (50%) or less of the total equity interests, the Parties will work together to determine how to grant rights to such third party in a manner that will maximize the Parties' respective interests; provided, however, that, subject to AUO's right to grant sublicenses to third parties pursuant to Section 2.2(a), in no event shall AUO grant any such sublicense without FDTC's prior written agreement, provided FDTC should not unreasonably withhold its consent.

         (c) Any sublicense granted by AUO shall (i) be in a form reasonably acceptable to FDTC (such acceptance not to be unreasonably withheld), (ii) contain all the terms and conditions set forth in Section 2 of this Agreement with respect to the scope of the license granted hereunder and the protection of FDTC's right, title and interest in and to the Licensed Patents and the Licensed Technical Information, (iii) provide that the sublicensee is subject to the terms and conditions of this Agreement and that FDTC shall be an express third party beneficiary thereunder with respect to all of AUO's rights thereunder, including, without Limitation, with respect to the sublicensee's non-assertion covenant thereunder (which shall be fully consistent with Section 4.1 hereunder) and shall have a right of action against such sublicensee of AUO to the same extent as against AUO itself, and (iv) not permit any further sublicensing by any sublicensee. Without limiting any of the foregoing, AUO shall be fully responsible for compliance by the sublicensee with all the terms and conditions of this Agreement, and any act or omission of the sublicensee shall constitute an act or omission of AUO.

         2.3 Ownership - Licensed Patents and Licensed Technical Information. As between the Parties, FDTC is and shall remain the sole owner of all right, title and interest in and to the Licensed Patents and the Licensed Technical Information throughout the world. All rights not expressly granted hereunder are reserved to FDTC. AUO shall not take any action that is inconsistent with FDTC's ownership of the Licensed Patents and the Licensed Technical Information. AUO agrees that nothing in this Agreement, and no use of the Licensed Patents and/or the Licensed Technical Information by AUO shall be construed to vest in AUO any right, title or interest in or to the any Licensed
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         * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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Patent or Licensed Technical Information other than the rights expressly granted to AUO pursuant to Section 2.1(a).

         2.4      Ownership - Enhancements.

         (a) AUO shall be the sole owner of all right, title and interest in any improvements, revisions or enhancements to, modifications of or derivative works from any Licensed Patent or Licensed Technical Information invented, conceived, created, developed or authored by or on behalf of AUO, including, without limitation, all Intellectual Property Rights therein or thereto throughout the world (collectively, "Enhancements"), subject in each case to FDTC's ownership of all underlying Licensed Patents and/or Licensed Technical Information.

         (b) AUO hereby grants to FDTC an irrevocable, perpetual, nonexclusive, worldwide, fully paid-up, royalty-free license under all Enhancements. The license granted pursuant to this Section 2.4(b) includes, without limitation, the right to use, execute, display, reproduce, perform, disclose, prepare derivative works from, distribute, transmit (internally and externally) and otherwise exploit such Enhancements and derivative works therefrom, and to make, have made, use, have used, import, sell, offer for sale, lease and/or otherwise distribute any product, and to practice and have practiced any method in any Enhancement, and to grant revocable or irrevocable sublicenses to its Affiliates to do any or all of the foregoing. In the event that FDTC desires to grant a sublicense under any Enhancements to any third party other than Affiliates, the Parties will work together to determine how to grant rights to such third party in a manner that will maximize the Parties' respective interests; provided, however, that, in no event shall FDTC grant any such sublicense without AUO's prior written agreement, provided AUO should not unreasonably withhold its consent.

         (c) In the event that AUO desires to file any patent application in any jurisdiction based in whole or in part on any Enhancement, or to make any other disclosure or take any other action with respect to any Enhancement that could result in the loss of any Trade Secret protection available to such Enhancement or otherwise cause such Enhancement not to be confidential (any such filing, disclosure or action, a "Disclosure Action"). AUO will, prior to taking such Disclosure Action, provide FDTC with written notice of the Disclosure Action AUO desires to make. Such notice will include, without limitation, a reasonably detailed description of the Disclosure Action AUO proposes to undertake, any Enhancements that would be in whole or in part the subject of the proposed Disclosure Action and any Licensed Patents or Licensed Technical Information underlying such Enhancements. AUO will not perform any Disclosure Action without obtaining the prior express written consent of FDTC. FDTC shall have the right to withhold consent to any proposed Disclosure Action if FDTC determines, in its sole discretion, that the Disclosure Action may (i) affect the


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availability of Trade Secret protection for any Licensed Technical
Information or (ii) otherwise adversely affect any other rights of FDTC with respect to any Licensed Technical Information or the confidentiality of any Licensed Technical Information.

         2.5 License Restrictions. AUO shall not: (a) sell, lease, license, sublicense, distribute or otherwise exploit or practice any Licensed Patent (and the subject matter thereof), Licensed Technical Information or Licensed Product except as may be expressly permitted pursuant to this Agreement; (b) provide, disclose, divulge or make available to, or permit use of any Licensed Patent or Licensed Technical Information by any third party without FDTC's prior written consent, except as may be expressly authorized by this Agreement; or (c) seek to obtain, or have a third party seek to obtain, any Intellectual Property Right with respect to the Licensed Technical Information; (d) use any Licensed Patent or Licensed Technical Information for any purpose except as may be expressly provided for in this Agreement.

         2.6 Markings; Requests for Disclosure. AUO shall comply with any reasonable patent marking requirements provided by FDTC with respect to Licensed Products and related documentation manufactured, used, sold or otherwise distributed by AUO or any sublicensee of AUO under this Agreement. With respect to Licensed Patents in the United States, AUO shall respond to any request for disclosure under 35 U.S.C. ss. 287(b)(4)(B) only by notifying FDTC of the request for disclosure.

3.       Fees and Royalties

         3.1 Initial Fee. In partial consideration of the rights and license granted to AUO hereunder, AUO shall pay to FDTC an initial, non-
refundable license fee of          *                .

         3.2      Annual Royalties.  In partial consideration of the rights and
license granted to AUO hereunder,                   *                , AUO shall
pay to FDTC             *                 .  If AUO has not purchased all of the
Additional Shares in accordance with Section 2 of the Stock Purchase Agreement within twenty-six (26) months after the first of the Initial Closing, AUO shall
continue to pay                *         .

         3.3      Payment Terms.  All of the annual royalties payable pursuant
to Section 3.2 shall be paid              *                .  AUO shall pay to
FDTC the royalties corresponding to the preceding quarter within thirty (30) days after
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         * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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the end of each FDTC fiscal quarter. All fees and royalties due hereunder shall be paid by wire transfer of Yen in immediately available funds to such financial institution and account number as FDTC may designate in writing to AUO.

         3.4 Maintaining Legal Protection. Without limiting any of the foregoing, as additional consideration of the rights and license granted to AUO hereunder, AUO shall pay to FDTC an annual fee equal to fifty percent (50%) of FDTC's costs of preparing, revising, pursuing and prosecuting patent applications for the Licensed Patents and for maintaining any legal protections applicable to the Licensed Technical Information (including, without limitation, reasonable attorneys' fees in connection with any of the foregoing), with the amount of such fee determined and payable in accordance with the R&D Agreement.

         3.5 Late Payments. If AUO fails to make any payment due under this Agreement on or before the required payment date and fails to cure its non-payment within fifteen (15) days after receiving notice from FDTC, AUO shall be liable for interest on such payment at the rate of ten percent (10%) per annum or the maximum amount allowed by Applicable Law, whichever is less.

         3.6 Taxes. AUO shall provide FDTC with all reasonable assistance in FDTC's obtaining any and all tax waivers available in the Republic of China with respect to payments due to FDTC under this Agreement. Any payments made by AUO to FDTC hereunder are net and exclusive of all taxes. AUO shall pay or reimburse FDTC for all sales, use, value added, withholding or other taxes (excluding only taxes based on FDTC's net income). Alternatively, if FDTC is able to claim a tax credit in Japan for any amount of tax withheld or paid by AUO and notifies AUO to this effect, AUO shall withhold such amount, pay the same to the relevant tax authority and promptly furnish FDTC with appropriate documentation of the amounts so withheld or paid, including without limitation appropriate tax exemption certificates in a form satisfactory to the Japanese National Tax Office. AUO shall be solely responsible for obtaining any such tax exemption certificates.

4.       Other Obligations

         4.1 Non-Assertion. As additional consideration of the rights and license granted to AUO hereunder, AUO hereby covenants that it will not, during the term of this Agreement, sue or bring, prosecute, assist or participate in any judicial, administrative or other proceeding of any kind against FDTC, its Affiliates, distributors or resellers or any customers or other users of any FDTC products, for infringement of any Patents owned or controlled by AUO or any AUO Affiliate.

         4.2 Prosecution of Infringers. AUO shall give FDTC written notice of any acts of infringement or misappropriation by third parties involving any


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Licensed Patent or Licensed Technical Information anywhere in the world of which AUO has or obtains knowledge. FDTC shall have the exclusive right to take action to enforce such rights. AUO shall render to FDTC such cooperation and assistance as FDTC may reasonably request in proceedings relating to any such infringement or misappropriation, at FDTC's expense. FDTC will be solely entitled to any and all damages that might be awarded as a result of any such proceeding or legal action.

         4.3 Other AUO Obligations. AUO shall use commercially reasonable efforts to actively promote AUO's business, the sale of the Licensed Products and the adoption of Multi-domain Vertical Alignment technology as a de facto standard in the LCD industry. AUO shall operate its business solely in accordance with all Applicable Laws.

         4.4 Review of Terms and Conditions. Upon the request of either Party, within a reasonable period of time after the fourth (4th) anniversary of the Effective Date, FDTC and AUO will meet and discuss in good faith certain terms and conditions of this Agreement, including, without limitation, the Patents included in the Licensed Patents, the amount of any additional license fee and the running royalties payable by AUO to FDTC.

         4.5          *             .

5.       Warranties and Limitation of Liability

         5.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that it has the power and authority to enter into this Agreement and to perform its obligations hereunder, that this Agreement is binding on and enforceable against such Party and its Subsidiaries in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other laws of general application affecting enforcement of creditors' rights generally, and that compliance by such Party with its obligations hereunder does not and shall not conflict with or result in a breach of any agreement to which such Party is a party or is otherwise bound.

         5.2      Exclusions.  Nothing in this Agreement shall be construed as:
(a) a warranty or representation by FDTC as to the validity or scope of any Patent, whether within the Licensed Patents or otherwise; (b) a warranty or representation by FDTC that anything made or used under the license granted herein is or shall be free from infringement of any Intellectual Property Rights of any third party;
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         * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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(c) a requirement that FDTC shall file or maintain any patent application, secure any Patent or maintain any Patent in force; (d) a requirement that FDTC shall maintain the confidentiality or Trade Secret status of any Licensed Technical Information or Confidential Information; (e) an obligation to bring or prosecute actions or suits against third parties for infringement of any Patent, whether within the Licensed Patents or otherwise, or for misappropriation of any Licensed Technical Information; (f) conferring a right to use in advertising, publicity, promotion or otherwise any Copyright, Trademark or trade name; or (g) granting by implication, estoppel or otherwise, any licenses or rights under any Intellectual Property Rights other than those expressly licensed under this Agreement.

         5.3 No Implied Warranties. FDTC HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION AND CONFIDENTIAL INFORMATION (DEFINED BELOW IN
SECTION 7.1) AND ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, THE WARRANTY OF VALIDITY, ENFORCEABILITY OR SCOPE OF ANY OF THE LICENSED PATENTS, AND THE WARRANTY THAT THE ACTS LICENSED HEREUNDER, AND THE LICENSED TECHNICAL INFORMATION AND CONFIDENTIAL INFORMATION DO NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. FURTHERMORE, FDTC PROVIDES AUO WITH THE LICENSED TECHNICAL INFORMATION AND CONFIDENTIAL INFORMATION ON AN "AS IS" BASIS, AND DOES NOT MAKE ANY WARRANTIES, WHETHER EXPRESS, IMPLIED OR OTHERWISE, CONCERNING SUCH LICENSED TECHNICAL INFORMATION AND CONFIDENTIAL INFORMATION, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OF FREEDOM FROM ERRORS AND DEFECTS,

         5.4 Limitation of Liability. IN NO EVENT SHALL FDTC BE LIABLE TO AUO FOR (A) DAMAGES OF ANY KIND, WHETHER DIRECT, INDIRECT, SPECIAL CONSEQUENTIAL OR OTHERWISE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, IN TORT OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF DATA AND/OR INTERRUPTION OF BUSINESS, OR (B) ANY CLAIM AGAINST AUO BY ANY THIRD PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE LICENSED PRODUCTS, LICENSED PATENTS, LICENSED TECHNICAL INFORMATION OR CONFIDENTIAL



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INFORMATION, EVEN IF FDTC HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH
DAMAGES OR CLAIM.

6.       Indemnification

         6.1 AUO Indemnity. AUO shall indemnify and hold harmless from and against all claims and damages of any kind, and any other costs and expenses incurred, arising our of or in connection with AUO's exercise or inability to exercise of the licenses granted hereunder, defects of Licensed Products of AUO or infringement of third parties rights by Licensed Products of AUO.

7.       Confidential Information

         7.1 Obligations. The Parties acknowledge and agree that all proprietary or nonpublic information disclosed by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") in connection with this Agreement, directly or indirectly, which information is (a) marked as "proprietary" or "confidential" or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure, or (b) provided under circumstances reasonably indicating that it constitutes the confidential and proprietary information of the Disclosing Party ("Confidential Information"). Without limiting the generality of the foregoing, all Licensed Technical Information shall be deemed Confidential Information, regardless of whether any particular Licensed Technical Information is expressly marked or designated as "proprietary" or "confidential" at the time of disclosure. The Receiving Party may disclose Confidential Information only to those employees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including, without limitation, provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party's express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 7.1 shall apply and continue, with regard to all Confidential Information disclosed hereunder, during the Term (as hereinafter


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defined) and for a period of five (5) years from the date of termination of this Agreement.

         7.2 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party, at the time of disclosure hereunder, as evidenced by the Receiving Party's tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a Person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party's tangible (including written or electronic) records in existence at such time.

         7.3 Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and that no reference shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law including, without limitation, by the U.S. Securities and Exchange Commission and the Republic of China Securities and Futures Commission (collectively, the "SEC") and Japanese or Republic of China Governmental Authorities, provided that in the case of any filing with a Governmental Authority that would result in public disclosure of the terms hereof, the Parties shall mutually cooperate to limit the scope of public disclosure to the greatest extent possible (and in connection therewith and without limitation of the foregoing, AUO shall give due consideration to any request made by Fujitsu or FDTC regarding confidential treatment of provisions of this Agreement or any related filing proposed to be made by AUO with the SEC or other Governmental Authority), (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential,
(c) in connection with the enforcement of this Agreement, (d) in connection with a merger, acquisition or proposed merger or acquisition involving such Party, provided that the potential merger partner or acquiror prior to receipt thereof undertakes in writing to keep such information strictly confidential, or (e) pursuant to agreed joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.


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8.       Term and Termination

         8.1 Term. Except as otherwise provided herein, this Agreement will be effective as of the Effective Date and will continue in full force and effect indefinitely, unless terminated as set forth in this Section 8 (the "Term").

         8.2 Termination for Breach. In the event that either Party materially defaults in the performance of a material obligation under this Agreement, then the non-defaulting Party may provide written notice to the defaulting Party indicating: (i) the nature and basis of such default with reference to the applicable provisions of this Agreement; and (ii) the non-defaulting Party's intention to terminate this Agreement. In the event that such material default is not cured within thirty (30) days after receipt of such notice, the non-defaulting Party may terminate this Agreement upon written notice to the breaching Party.

         8.3 Cross-Termination. Unless otherwise expressly agreed in writing by the Parties, this Agreement shall automatically terminate upon the termination of any other Transaction Document.

         8.4 Termination for Insolvency, Certain Actions. FDTC shall also have the right to terminate this Agreement immediately by giving written notice of termination to AUO at any time, upon or after: (a) the filing by AUO of a petition in bankruptcy or insolvency; (b) any adjudication that AUO is bankrupt or insolvent; (c) the filing by AUO of any legal action or document seeking reorganization, readjustment or arrangement of AUO's business under Applicable Law relating to bankruptcy or insolvency; (d) the appointment of a receiver for all or substantially all of the property of AUO; (e) the making by AUO of any assignment for the benefit of creditors; (f) the institution of any proceedings for the liquidation or winding up of AUO's business or for the termination of its corporate charter; or (g) any activity or assistance by AUO challenging the validity of the Licensed Patents or restricting the scope thereof.

         8.5 Termination for Change of Control. FDTC shall also have the right to terminate this Agreement immediately by giving written notice of termination to AUO at any time, upon or after: (a) AUO's consolidation with or merger with or into another entity, provided that any Person and its Affiliates hold in the aggregate more than one-third (1/3) of equity ownership interest in AUO upon consummation of such transaction or series of transactions; or (b) AUO's sale or other disposition of, or entering into an agreement or commitment to sell or otherwise dispose of all or substantially all of its assets to a third party.

         8.6 Effect of Termination; Survival. The terms and conditions of the following Sections will survive termination of this Agreement: 1, 2.3, 2.4, 3, 5.2, 5.3, 5.4, 6, 7 (in accordance with its terms), 8.6 and 9. In addition, the termination of this Agreement shall not relieve either Party of any liability that


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


accrued prior to such termination. Except as expressly provided in this Section 8.6, all other provisions of this Agreement shall terminate upon the termination hereof. Upon any termination of this Agreement by either Party, (i) all rights and licenses granted to AUO under this Agreement and all other rights and obligations hereunder shall terminate (except as otherwise expressly set forth in this Section 8.6), (ii) AUO will immediately cease using and return, or at FDTC's written request destroy (and promptly provide FDTC with written confirmation of such destruction, signed by an officer of AUO who has supervised such destruction), all representations of the Licensed Technical Information and Confidential information in its possession, custody or control in whichever form held (including, without limitation, all documents or media (including, without limitation, electronic media) containing any of the foregoing and all copies, extracts or embodiments thereof), and (iii) AUO will immediately cease using the Licensed Patents and the Licensed Technical Information.

9.       General Provisions

         9.1 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

         9.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Japan, without regard to the conflicts of law principles thereof.

         9.3 Successors and Assigns. Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by FDTC or AUO without the prior written consent of the other Party. Any purported assignment, sale, transfer, delegation or other disposition of such rights or obligations by either Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

         9.4 Entire Agreement; Amendment. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supercede any prior agreements, written or oral, with respect to such subject matter, including, without limitation, the Non-Disclosure Agreement among Fujitsu Limited, FDTC and AUO dated November 5, 2002, the Prior License Agreement and the Technology Transfer Agreement. Any term of this Agreement may be amended only upon the Parties' written agreement. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single


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


or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

         9.5 Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given
(i) if delivered personally, when received, (ii) if transmitted by facsimile, on the date of transmission with receipt of an error-free transmittal confirmation, or (iii) if by international courier service, on the third (3rd) business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

                  If to AUO:

                           AU Optronics Corporation
                           No. 1, Li-Hsin Road
                           Science-Based Industrial Park
                           Hsinchu 300, Taiwan
                           Attention:       Chief Executive Officer
                           Telephone:       886-3-563-2899
                           Facsimile:       886-3-577-2730

                  If to FDTC:

                           Fujitsu Display Technologies Corporation
                           4-1-1 Kamikodanaka, Nakahara-ku
                           Kawasaki, Kanagawa
                           Japan
                           Attention:       Chief Executive Officer
                           Telephone:       81-44-754-3476
                           Facsimile:       81-44-754-3846

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 9.5.

         9.6 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties' intent in entering into this Agreement.

         9.7 Dispute Resolution. All disputes between the Parties arising out of this Agreement will be settled by the Parties amicably through good faith discussions within sixty (60) days, failing which the dispute will be finally settled by confidential, binding arbitration using the English language before a single native English-speaking arbitrator appointed by the Parties. Any such arbitration will be conducted, if initiated by FDTC, in the Republic of China by the Arbitration Association of the Republic of China in accordance with the Arbitration Law of the Republic of China and the Rules for Arbitration Procedures of the Arbitration Association of the Republic of China or, if initiated by AUO, in Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. Notwithstanding the foregoing, either Party shall have the right to institute a legal action in a court of proper jurisdiction for preliminary injunctive relief and/or a decree for specific performance pending final settlement by arbitration. The Parties further agree that any arbitral award rendered by the Arbitration Association of the Republic of China in accordance with this Section 9.7 will not require that a court order be entered to be enforceable and that either Party may enforce such an arbitral award without obtaining a court order for the enforcement thereof.

         9.8 Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses, including without limitation, fees and expenses of legal counsel and other representatives used or hired in connection with the transactions described in this Agreement.

         9.9 Attorneys' Fees. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing Party in such action or proceeding shall be entitled to recover reasonable attorneys' fees, costs and expenses incurred by such prevailing Party in connection with such action or proceeding.

         9.10 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         9.11 Execution. This Agreement may be executed in two (2) counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

         9.12 Export Restrictions. AUO understands and acknowledges that FDTC is subject to regulation by Governmental Authorities of Japan, which may prohibit export or diversion of certain technical products to certain countries. In connection with the foregoing, AUO acknowledges that the Licensed Patents and Licensed Technical Information may be subjected to restrictions on export or re-export by the Ministry of Economy, Trade and Industry of Japan
(METI). AUO warrants that it will comply in all respects with all export or re-export restrictions applicable to the Licensed Patents, Licensed Technical Information and Licensed Products, including, without limitation, the Foreign Exchange and Foreign Trade Act and Export Trade Control Order of Japan, and further warrants that it will not export the Licensed Patents, Licensed Technical Information or Licensed Products, either directly or indirectly, without first obtaining any required licenses, permits or approvals to so export from appropriate Governmental Authorities.

         9.13 Rights and Remedies. No exercise or enforcement by either Party of any right or remedy under this Agreement will preclude the enforcement by such Party of any other right or remedy under this Agreement or that such Party is entitled by law to enforce.

         9.14 No Agency. The Parties are independent contractors. Nothing contained herein or done pursuant to this Agreement shall constitute any Party the agent of the other Party for any purpose whatsoever.

         9.15 Force Majeure. Neither Party will be liable to the other for failure or delay in performing its obligations hereunder if such failure or delay is due to circumstances beyond its reasonable control, including, without limitation, acts of any governmental body, war, terrorism, insurrection, sabotage, embargo, fire, flood, strike or other labor disturbance, interruption of or delay in transportation, or unavailability of or interruption or delay in telecommunications or third party services ("Force Majeure"); provided, however, that (a) a lack of credit, funds or financing, or (b) strikes or other labor disturbances that are limited to AUO's employees shall not constitute Force Majeure.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

Fujitsu Display Technologies Corporation             AU Optronics Corporation

By: /s/ Yoshihiro Matsuda                            By: /s/ K.Y. Lee
   ----------------------                               -----------------------
    Chief Executive Officer                              Chief Executive Officer

                                   EXHIBIT A

                               Licensed Patents*






---------------------------
         * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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